Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the MarineMax, Inc. 2007 Incentive Compensation Plan and the Director Fee Share Purchase Program of our reports dated December 14, 2006, with respect to the consolidated financial statements of MarineMax, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2006, MarineMax, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MarineMax, Inc., filed with the Securities and Exchange Commission.

Certified Public Accountants	/s/ Ernst & Young LLP
Tampa, Florida
March 28, 2007